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                                 EXHIBIT 99.1



Contact:

Barry Bilmes
Brothers Gourmet Coffees, Inc.
(561)995-2600

                        BROTHERS GOURMET COFFEES, INC.
                      ANNOUNCES AMENDED CREDIT FACILITY
                   WITH GOLDMAN SACHS CREDIT PARTNERS, L.P.

Boca Raton, Florida, December 10, 1997 - Brothers Gourmet Coffees, Inc. (NASDAQ:BEAN), announced today that, on December 9, 1997, Goldman Sachs Credit Partners, L.P. acquired from Sanwa Business Credit Corporation 100% of Sanwa's secured term loan and revolving credit facility with Brothers Gourmet Coffees, Inc. In addition, the Company also announced that Goldman Sachs Credit Partners and the Company have agreed to amend the terms and conditions of the Sanwa loan to provide additional funding up to a maximum of $28 million. The amended long-term credit facility includes both a revolving credit and a term loan. The term loan under the facility is capped at $6.5 million.

Barry Bilmes, Vice President Finance and Administration, stated that, "We are extremely pleased that Goldman Sachs Credit Partners, L.P. has agreed to amend the terms of the Sanwa facility. This amended facility provides substantial additional capital and will greatly assist us in our efforts to develop and pursue category growth, expand strategic distribution and satisfy our day-to-day working capital needs."

Mr. Bilmes went on to say, "Brothers Gourmet Coffees, Inc. generated $10 million in cash flow from operations during the twelve month period ended September 1997. Internal cash flow plus the additional liquidity from this financing will allow the company to take advantage of the fastest growing segment in the wholesale coffee category."

Brother Gourmet Coffees, Inc., is a leading branded roaster of wholesale gourmet coffees, offering a variety of unique gourmet coffees and packages to grocery, military, mass and specialty merchandisers, food service and warehouse club classes of trade.

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